Ceribell Reports Second Quarter 2026 Financial Results

Sunnyvale, Calif. – August 10, 2026 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 & Recent Highlights

•
Reported total revenue of $28.1 million in the second quarter of 2026, a 33% increase compared to the same period in 2025
•
Ended the quarter with 712 total active accounts
•
Achieved gross margin of 92%, which includes impact of refunds from previously paid tariffs
•
Received U.S. Food and Drug Administration 510(k) clearances for Epileptiform Abnormality Detection algorithm and Artifact Reduction algorithm
•
Received multiple U.S. Food and Drug Administration 510(k) clearances for new recorder and headband designs that will form the foundation of Ceribell’s next-generation hardware platform
•
Announced publication of study in Critical Care Medicine reinforcing the link between Clarity-measured seizure burden and neurological outcomes
•
Secured new credit facility to refinance existing debt, providing access to up to $60 million of committed capital
•
Received New Technology Add-On Payment (NTAP) for delirium monitoring solution from Centers for Medicare & Medicaid Services, effective October 1, 2026
•
Strengthened Board of Directors with the appointment of Tom West and Sharon O’Keefe

"Our second quarter results reflect adoption accelerating across both new and existing accounts," said co-founder and CEO Jane Chao, Ph.D. "Combined with the early progress of our delirium pilot and multiple new FDA 510(k) clearances, we are highly confident in the strength of our business and our mission to establish EEG as a new vital sign."

Second Quarter 2026 Financial Results

Total revenue in the second quarter of 2026 was $28.1 million, a 33% increase from $21.2 million in the second quarter of 2025. The increase was primarily driven by continued growth in new account additions and increased utilization within the Company's existing account base, which grew despite the seasonal moderation in ICU census typically experienced during the summer months. Product revenue for the second quarter of 2026 was $21.2 million, representing an increase of 33% from $15.9 million in the second quarter of 2025. Subscription revenue for the second quarter of 2026 was $6.9 million, representing an increase of 30% from $5.3 million in the second quarter of 2025, reflecting continued growth in the Company’s installed base of Clarity subscriptions.

Gross profit in the second quarter of 2026 was $25.9 million, compared to $18.7 million for the second quarter of 2025. Gross margin for the second quarter of 2026 was 92%, compared to 88% for the same period in 2025. Gross margins improved due to manufacturing cost reduction initiatives and the impact of the Company's introduction of a fully operational manufacturing line in Vietnam. The Company also recognized a one-time benefit of tariff refunds previously paid under the International Emergency Economic Powers Act (“IEEPA”).

Operating expenses in the second quarter of 2026 were $45.9 million, compared to $33.6 million for the second quarter of 2025, representing an increase of 37%. The increase in operating expenses was primarily attributable to continued

investments in the Company’s commercial organization, increased headcount and related payroll and stock-based compensation expenses to support the growth of the business and expansion of its product pipeline, and legal costs associated with intellectual property enforcement activities, including the patent infringement suit initiated against Natus Medical Incorporated in July 2025.

Net loss in the second quarter of 2026 was $19.3 million, or $0.51 net loss per share, compared to a net loss of $13.6 million, or $0.38 net loss per share, for the same period in 2025.

Adjusted EBITDA loss (a non-GAAP measure) for the second quarter of 2026 was $9.8 million, compared to $10.0 million in the second quarter of 2025. Reconciliations of EBITDA and Adjusted EBITDA for the three months ended June 30, 2026 and 2025 are in the financial schedules that are included with this press release.

Cash, cash equivalents, and marketable securities totaled $129.3 million as of June 30, 2026. In August 2026, the Company further strengthened its balance sheet by entering into a new credit facility providing access to up to $60 million in committed capital, comprising a $30 million term loan and a $30 million revolving credit facility, with an additional $25 million of uncommitted capital available at the lender's discretion.

2026 Financial Outlook

Ceribell is raising its revenue guidance for the full year 2026 to a range of $114 million to $117 million, representing growth of approximately 28% to 31% over the Company’s prior year revenue. This update reflects the Company’s continued momentum in its core business, driven by both new account additions and increased utilization within its established account base.

Webcast and Conference Call Details

Ceribell will host a conference call today, August 10, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its second quarter 2026 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 1880547. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of August 10, 2026. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; and expectations for our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties, and assumptions, and we cannot ensure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope,” and other words and terms of similar meaning. Our financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our manufacturing operations, including our reliance on third-party manufacturers and suppliers in China and Vietnam and our ability to adapt to evolving demand; product defects or complaints and related liability; the complexity, timing, expense, and outcomes of clinical studies, legal matters and regulatory compliance; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; geopolitical conflicts and related supply chain disruptions; and other risks and uncertainties, including those described under the heading “Risk

Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as in other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Ceribell defines EBITDA as GAAP net loss adjusted to exclude (i) provision for income taxes (ii) depreciation and amortization expense, and (iii) interest income and interest expense, net. EBITDA is then adjusted to exclude (iv) stock-based compensation expense and (v) legal fees and related professional services costs incurred in connection with the patent infringement action we filed against Natus Medical Incorporated and certain of its subsidiaries in July 2025, as further described in Part II, Item 1 — Legal Proceedings of Ceribell's Quarterly Report on Form 10-Q, to arrive at Adjusted EBITDA. Management uses EBITDA and Adjusted EBITDA to evaluate ongoing operations and for internal planning and forecasting purposes. Ceribell believes EBITDA and Adjusted EBITDA provide investors with meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its business, results of operations, or outlook. EBITDA and Adjusted EBITDA should not be considered in isolation, as a substitute for, or superior to GAAP net loss, and may not be comparable to similarly titled measures used by other companies. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel, point-of-care electroencephalography (EEG) platform specifically designed to address the unmet needs of patients in the acute-care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA-cleared for use in detecting seizure and delirium in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston

Gilmartin Group

Investors@ceribell.com

Media Contact

Brian Price

Press@ceribell.com

CeriBell, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue
Product revenue	$21,241	$15,923	$41,431	$31,531
Subscription revenue	6,856	5,276	13,160	10,159
Total revenue	28,097	21,199	54,591	41,690
Cost of revenue
Product cost of goods sold	1,830	2,351	4,898	4,711
Subscription cost of revenue	329	166	633	290
Total cost of revenue	2,159	2,517	5,531	5,001
Gross profit	25,938	18,682	49,060	36,689
Operating expenses
Research and development	6,747	4,852	12,908	9,098
Sales and marketing	24,415	17,422	46,805	35,455
General and administrative	14,757	11,360	30,073	21,295
Total operating expenses	45,919	33,634	89,786	65,848
Loss from operations	(19,981)	(14,952)	(40,726)	(29,159)
Interest expense	(438)	(477)	(872)	(948)
Other income, net	1,151	1,786	2,593	3,687
Loss before provision for income taxes	(19,268)	(13,643)	(39,005)	(26,420)
Provision for income tax expense	—	—	—	—
Net loss	$(19,268)	$(13,643)	$(39,005)	$(26,420)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.51)	(0.38)	(1.03)	(0.73)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	38,031,928	36,293,559	37,848,625	36,088,433
Other comprehensive loss
Net unrealized gain (loss) on marketable securities	$(110)	$11	$(251)	$5
Comprehensive loss	$(19,378)	$(13,632)	$(39,256)	$(26,415)

CeriBell, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$32,663	$40,476
Marketable securities	96,598	118,785
Accounts receivable, net	15,995	15,053
Inventory	6,737	7,288
Contract costs, current	2,196	2,210
Prepaid expenses and other current assets	3,658	2,906
Total current assets	157,847	186,718
Property and equipment, net	1,760	2,030
Operating lease right-of-use assets	1,781	2,296
Contract costs, long-term	1,540	1,847
Other non-current assets	3,420	2,912
Total assets	$166,348	$195,803
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,185	$2,838
Accrued liabilities	12,481	14,328
Contract liabilities, current	11	101
Operating lease liability, current	1,180	1,105
Other current liabilities	343	818
Total current liabilities	17,200	19,190
Long-term liabilities
Notes payable, long-term	19,981	19,811
Other liabilities, long-term	106	106
Operating lease liability, long-term	748	1,360
Total long-term liabilities	20,835	21,277
Total liabilities	$38,035	$40,467
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value;
Authorized shares: 10,000,000 as of June 30, 2026 and December 31, 2025, respectively
Issued and outstanding shares: none as of June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.001 par value;
Authorized shares: 500,000,000 as of June 30, 2026 and December 31, 2025, respectively
Issued and outstanding shares: 38,223,221 and 37,485,124 as of June 30, 2026 and December 31, 2025, respectively	39	38
Additional paid-in capital	387,727	375,495
Accumulated other comprehensive income (loss)	(92)	159
Accumulated deficit	(259,361)	(220,356)
Total stockholders’ equity	128,313	155,336
Total liabilities and stockholders’ equity	$166,348	$195,803

CeriBell, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net Loss (GAAP)	$(19,268)	$(13,643)	$(39,005)	$(26,420)
Non-GAAP Adjustments:
Interest (income) and expense, net	(712)	(1,308)	(1,701)	(2,739)
Depreciation and amortization	245	324	484	659
EBITDA (Non-GAAP)	(19,735)	(14,627)	(40,222)	(28,500)
Stock-based compensation	5,998	3,167	9,721	5,515
IP litigation matter	3,913	1,429	9,507	2,053
Adjusted EBITDA (Non-GAAP)	$(9,824)	$(10,031)	$(20,994)	$(20,932)